UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2009

GLOBAL ENERGY INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-28025	86-0951473

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

415 Madison Avenue, 15th Floor, New York, NY	10017

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 646-673-8435

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On March 18, 2009, Global N.R.G. Pacific Ltd. (the” Seller”), a 95% subsidiary of Global Energy Inc, (the “Company”), sold to Presaco Investments Ltd. (the “Buyer”), a company registered in Cyprus, all the stock capital of the Seller’s subsidiary, Global Energy Ethiopia Ltd. (“GEE”) as well as all of the Seller’s right, title, and interest in and to all its property and assets in connection with the business of community castor farming for oil and the development of governmental lands for castor oil in Ethiopia.

The Buyer has paid the first installment of the purchase price of US $595,000. Of this amount, $105,000 has been applied to repay a portion of the loans made to the Seller. As a condition for the consent of YA Global Investments, LP to the release of its lien on the assets sold to the Buyer, the remaining amount of approximately $490,000 of the first installment was deposited into escrow on March 29, 2009 and is subject to release upon the joint instructions of the Seller, the Company and YA Global. An initial $145,000 of the $490,000 has already been released from escrow.

The second installment of the purchase price in the amount of US$105,000 has been retained in escrow with counsel to the Buyer, and it is subject to release to the Seller on March 1, 2010, subject to the terms of the agreement between the parties.

Item 9.01	Financial Statements and Exhibits.

10.1	Agreement, dated March 3, 2009 between Global Energy Inc., Global N.R.G. Pacific Ltd. and Presaco Investments Ltd. (incorporated by reference to the Registrant’s current report on Form 8-K filed with the Commission on March 10, 2009).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL ENERGY INC. By: /s/ Asi Shalgi —————————————— Asi Shalgi President and Chief Executive Officer Date: March 30, 2009